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                                                                    EXHIBIT 99.2

                                                                  4-YEAR VESTING

                           KANA COMMUNICATIONS, INC.
                            STOCK OPTION AGREEMENT
                            ----------------------


          STOCK OPTION AGREEMENT made as of the ____________, day of December 1999 by and between Kana Communications, Inc., a Delaware corporation (the "Corporation"), and ___________________________, the recipient of a stock option grant (the "Optionee") under the Corporation's Special Stock Option Plan (the "Plan").

RECITALS

          A. The Board has adopted the Plan for the purpose of retaining the services of selected individuals in the employ of the Corporation (or any Parent or Subsidiary).

          B. Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation's grant of an option to Optionee.

          C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

          NOW, THEREFORE, it is hereby agreed as follows:

          1. Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to ____________ shares of Common Stock (the "Option Shares"). The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the price of $__________ per share (the "Exercise Price").

          2. Option Term. This option shall have a maximum term of ten (10) years measured from December ________, 1999 (the "Grant Date") and shall accordingly expire at the close of business on December ________, 2009 (the "Expiration Date"), unless sooner terminated in accordance with Paragraph 5.

          3.   Limited Transferability.

               (a) This option shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee's death and may be exercised, during Optionee's lifetime, only by Optionee. However, this option may be assigned in whole or in part during Optionee's lifetime to one or more members of Optionee's family or to a trust established for the exclusive benefit of one or more such family members or to Optionee's former spouse, to the extent such assignment is in connection with the Optionee's estate plan or pursuant to a domestic relations order. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment.
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               (b)  Notwithstanding the provisions of Paragraph 3(a), Optionee shall have the right to designate one or more persons as the beneficiary or beneficiaries of this option, and this option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee's death while holding this option. Such beneficiary or beneficiaries shall take the transferred option subject to all the terms and conditions of this Agreement.

          4.   Dates of Exercise.

               (a) This option shall become exercisable for the Option Shares on July 1, 2009, whether or not Optionee continues in Service through such date, and once the option becomes so exercisable, Optionee may exercise this option for any or all of the Option Shares at any time on or before the specified Expiration Date.

               (b) This option may become exercisable for one or more installments of the Option Shares on an accelerated basis during Optionee's period of Service as follows:

                    (i) The option shall become exercisable for twenty-five percent (25%) of the Option Shares upon the Optionee's continuation in Service through December __________, 2000.

                    (ii) The option shall become exercisable for an additional two and eight hundredths percent (2.08%) of the Option Shares upon the Optionee's completion of each additional month of Service over the thirty-six (36)-month period measured from December _____, 2000.

               (c) As the option becomes exercisable for one or more installments in accordance with the acceleration provisions of Paragraph 4(b), those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5.

          5.   Special Acceleration of Option.

               (a) This option, to the extent outstanding at the time of a Corporate Transaction but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Corporate Transaction, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully vested shares of Common Stock. However, this option shall not become exercisable on such an accelerated basis, if and to the extent: (i) this option is, in connection with the Corporate Transaction, to be assumed by the successor corporation (or parent thereof) or (ii) this option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Corporate Transaction on any Option Shares for which this option is not otherwise at that time exercisable (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such shares) and provides for subsequent payout in accordance with the same option exercise schedule for those Option Shares set forth in Paragraphs 4(a) and 4(b) of this Agreement.

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               (b)  Immediately following the Corporate Transaction, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction.

               (c) If this option is assumed in connection with a Corporate Transaction, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same. To the extent the actual holders of the Corporation's outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of this option, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction.

               (d) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

          6. Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

          7. Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

          8.   Manner of Exercising Option.

               (a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable pursuant to the provisions of Paragraph 4, Optionee (or any other person or persons exercising the option) must take the following actions:

                    (i) Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the option is exercised.

                    (ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

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                         (A)  cash or check made payable to the Corporation;

                         (B) a promissory note payable to the Corporation, but only to the extent authorized by the Plan Administrator in accordance with Paragraph 12;

                         (C) shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

                         (D) through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (i) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (ii) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

               Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the option exercise.

                    (iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

                    (iv) Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the option exercise.

               (b) As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

               (c) In no event may this option be exercised for any fractional shares.

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          9.   Compliance with Laws and Regulations.

               (a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

               (b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

          10. Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee's assigns, the legal representatives, heirs and legatees of Optionee's estate and any beneficiaries of this option designated by Optionee.

          11. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

          12. Financing. The Plan Administrator may, in its absolute discretion and without any obligation to do so, permit Optionee to pay the Exercise Price for the purchased Option Shares (to the extent such Exercise Price is in excess of the par value of those shares) by delivering a full-recourse promissory note payable to the Corporation. The terms of any such promissory note (including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Plan Administrator in its sole discretion.

          13. Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

          14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

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                                   EXHIBIT I
                              NOTICE OF EXERCISE
                              ------------------


          I hereby notify Kana Communications, Inc. (the "Corporation") that I elect to purchase ______________ shares of the Corporation's Common Stock (the "Purchased Shares") at the option exercise price of $ per share (the "Exercise Price") pursuant to that certain option (the "Option") granted to me under the Corporation's Special Stock Option Plan on December _____, 1999.

          Concurrently with the delivery of this Exercise Notice to the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker-dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price.



-------------------, ----
Date



                                         ---------------------------------------
                                         Optionee


                                         Address:
                                                 -------------------------------


                                         ---------------------------------------


Print name in exact manner it is
to appear on the stock certificate:
                                         ---------------------------------------

Address to which certificate is to
be sent, if different from
address above:
                                         ---------------------------------------


                                         ---------------------------------------


Social Security Number:
                                         ---------------------------------------
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                                   APPENDIX
                                   --------


          The following definitions shall be in effect under the Agreement:

     A.   Agreement shall mean this Stock Option Agreement.

     B.   Board shall mean the Corporation's Board of Directors.

     C.   Common Stock shall mean shares of the Corporation's common stock.

     D.   Code shall mean the Internal Revenue Code of 1986, as amended.

     E. Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

               (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

               (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

     F. Corporation shall mean Kana Communications, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Kana Communications, Inc. which shall by appropriate action adopt the Plan.

     G. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

     H. Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 10 of the Agreement.

     I. Exercise Price shall mean the exercise price per Option Share as specified in Paragraph 1 of the Agreement.

     J. Expiration Date shall mean the date on which the option expires as specified in Paragraph 2 of the Agreement.

     K. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

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               (i) If the Common Stock is at the time traded on the Nasdaq
     National Market, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists, or

               (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

     L. Grant Date shall mean the date of grant of the option specified in Paragraph 1 of the Agreement.

     M. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

     N. Notice of Exercise shall mean the notice of exercise in the form attached hereto as Exhibit I.

     O. Option Shares shall mean the number of shares of Common Stock subject to the option as specified in Paragraph 1 of the Agreement.

     P. Optionee shall mean the person to whom the option is granted pursuant to the Agreement.

     Q. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     R.   Plan shall mean the Corporation's Special Stock Option Plan.

     S. Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

     T. Service shall mean the Optionee's performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.

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     U.   Stock Exchange shall mean the American Stock Exchange or the New York
Stock Exchange.

     V. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                                      A-3